Exhibit 10.3

Money invested by Amol for procurement of raw materials or production of ARV's shall be equally shared between the parties.

4. Intellectual Property ("IP")

The IP of the individual parties shall remain the sole property of each individual party. All Amol IP shall remain confidential. All results from Bioavailability and Stability testing performed by Amol will be readily available to Moxisign.

5. Any addition or deletion to this agreement shall be mutually agreed between the parties in writing from time to time.

6. Dissolution

Upon voluntary or involuntary bankruptcy, insolvency or liquidation.

7. Dispute resolution:

Any dispute between parties relating to this agreement shall be settled as per the Laws of Republic of India and shall have jurisdiction in India or any International Chamber of Commerce in India.

Dr L.L Ramakrishnan                          Mrs Jyoti Kaur

Director                                     Director

-----------------------------------          -----------------------------------
For and on behalf of Moxisign                For and on behalf of Amol
(PTY) Ltd.                                   Pharmaceuticals Pvt. Ltd

Date: 9th September 2010

                                Supply Agreement

                               September 9th 2010

This Contract outlines the principal terms and conditions with respect to a commercial agreement between the following parties:

Moxisign (pty) Ltd., a Company organized and incorporated in South Africa having Registration No: 2009/020089/07 ("Moxisign"); Amol Pharmaceuticals Pvt. Ltd., a Company organized and incorporated in India having Registration No:
U24230MH1996PTC097178 ("Amol")

The parties agree to be bound by the terms of this Contract.

Summary

Amol is a leading pharmaceutical company based in India. Amol has the ability to supply formulated Anti Retroviral pharmaceuticals ("ARV's") as well as the Active Pharmaceutical Ingredients in granular form (" Granular API"). Moxisign has the desire and ability to sell ARV's and Granular API's to the South African government's Department of Health ("DoH") by submitting a completed localized tender submission. Moxisign has the ability to lobby their case to the relevant stakeholders and commit to do such. Moxisign agrees to undertake to perform the necessary Bioavailaility at their cost. The Stability testing and any other testing expenses like Reference Standards, Columns, testing and storage charges, ect for testing Anti-retroviral by Amol shall be shared equally between the parties. Amol agrees to provide assistance in this process to Moxisign.

Terms of Contract

The term of this Contract shall be 36 (thirty-six) months, unless extended by the mutual consent of all parties. Either parties may upon giving 90 (ninety) days written notice to the other, terminate this agreement.

Conditions of Contract

     1. Exclusive License - Amol shall grant Moxisign the exclusive license to offer its Anti-Retrovirals products in South Africa for a period of 30 (thirty-six) months

     2.   Amol further agrees to:

          a. Provide ARV's that Amol manufacture in packaged form and prodie patient information inserts as required by the Medicines Control Council of South Africa;

          b. Provide Moxisign with the necessary Dosssiers for the Drug registrations for ARV's with Medical Control Council of South Africa;

          c. Make available any new products in the ARV range if they are released during the contract period subject to the approval by the Drug Control Authority of India;

          d. Agree to price negotiations based on pricing of API for any drug and agree to provide ARV's at a fair price in order to allow Moxisign to fulfil its Tender requirements; the price quoted by

               Amol shall be valid for a reasonable period of 6 weeks with maximum upto 3 months. The price quoted will change based on any increase or decrease in the price ofr API's by 5%;

          e. To use its best efforts to deliver its product as ordered and in the time necessary, to allow Moxisign to meet its obligations to the South African government as stipulated in terms of the Tender;

          f. Ensure that its produc meets safety standards fro production as per WHO GMP.;

          g. Ensures its product has consistent quality to meet the necessary MCC requirements;

     3.   Moxisign further agrees to:

          a. Make an upfront payment of 50% by T/T along with the confirmed orders on a quarterly basis with supply terms to be mutually agreed between the parties on order to order basis and the balance 50% payments by at Sight Irrevocable Letter of Credit issued and confirmed by any Class 1 European Bank before shipment;

          b. Market Amol's products for such South African government tenders that require ARV's by submitting a bid at Government Tenders and distributing through Moxisign's distribution network;

          c.   Manage the entire sales process;

          d.   Manage the entire after sales and client support process;

          e.   Make available onsite team for lobbying and government relations;

          f.   Finance its own operating costs;

          g. Afford Amol first right of refusal to supply ARV's and Granular API's that Moxisign may require for sale and distribution throughout South Africa;

          h. Provide Amol with adequate notice should there be any change to the tender requirements on account of changes in treatment for HIB and as dictated by South African Government; Amol would not hold Moxisign liable for any such change in Tender specifications; In such a situation.